                                                                    Exhibit 99.1

                                                       1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                           www.delphifin.com

[DELPHI FINANCIAL GROUP, INC. LOGO]

PRESS RELEASE



Contact: Bernard J. Kilkelly                    FOR IMMEDIATE RELEASE

         Vice President, Investor Relations     7-27-2004

Phone:   212-303-4349

E-mail:  bernie-kilkelly@dlfi.com


      DELPHI FINANCIAL ANNOUNCES SECOND QUARTER 2004 OPERATING EPS OF $0.79
                        AND NET INCOME PER SHARE OF $0.82

Wilmington, Delaware - July 27, 2004 - Delphi Financial Group, Inc. (NYSE: DFG) announced today that net income in the second quarter of 2004 was $27.1 million, or $0.82 per share, which included after-tax realized investment gains of $1.3 million, or $0.03 per share. This compared with net income in the second quarter of 2003 of $24.7 million, or $0.77 per share, which included after-tax realized investment gains of $2.3 million, or $0.07 per share. For the first half of 2004, net income was $57.8 million, or $1.76 per share, which included after-tax realized investment gains of $4.7 million, or $0.14 per share. This compared with net income in the first half of 2003 of $47.2 million, or $1.48 per share, which included after-tax realized investment gains of $3.0 million, or $0.09 per share. All per share amounts for 2003 have been adjusted to reflect the 3-for-2 common stock split effected on December 22, 2003.

Operating earnings (1) in the second quarter of 2004 were $25.9 million, or $0.79 per share, an increase of 15% from second quarter 2003 operating earnings of $22.4 million, or $0.70 per share. Operating earnings for the first half of 2004 were $53.1 million, or $1.62 per share, an increase of 20% from $44.1 million, or $1.39 per share, in the first half of 2003.

Core group employee benefit premiums in the second quarter of 2004 grew 17% from the second quarter a year ago, reaching $190.0 million. This growth was driven by a 32% increase in premiums from excess workers' compensation insurance for self-insured employers, the leading product of Delphi's Safety National subsidiary. Safety National continued to capitalize on the hard market for excess workers' compensation, achieving average price increases of 12% on first-half 2004 renewals along with average increases of 8% on self-insured retention levels. Delphi's premium growth in the second quarter of 2004 also benefited from 22% growth in group disability premiums at Delphi's Reliance Standard Life subsidiary. The combined ratio in group employee benefits insurance in the second quarter of 2004 was 94.4%, compared with 95.3% in the second quarter of 2003.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Delphi's excellent results in the second quarter were driven by strong top line growth and improved margins in our insurance operations. We are reaping the benefits of the continued hard market at Safety National that began in 2001, which has enabled us to take in substantially more premium for less risk. Reliance Standard is successfully expanding our presence in the attractive smaller case market for group employee benefits while maintaining our strong focus on pricing and underwriting discipline."

                                                                   Exhibit 99.1

DELPHI REPORTS SECOND QUARTER 2004 OPERATING EPS OF $0.79                 PAGE 2


Delphi Financial's net investment income in the second quarter of 2004 was $48.7 million compared with $49.4 million in the second quarter of 2003. Invested assets at June 30, 2004 were $3.3 billion compared to $3.1 billion at June 30, 2003. The pre-tax equivalent yield on the Company's investment portfolio in the second quarter of 2004 was 6.1%, compared to 6.8% for the second quarter of 2003. Book value per share at June 30, 2004 increased to $26.48 from $25.49 at December 31, 2003.

On July 28, 2004 at 11:00 AM (Eastern time), Delphi Financial will broadcast the Company's second quarter 2004 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on July 28, 2004.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

                                                                    Exhibit 99.1
DELPHI REPORTS SECOND QUARTER 2004 OPERATING EPS OF $0.79                 PAGE 3


Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of net income excluding after-tax realized investment gains and losses, as applicable. After-tax net realized investment gains were $1.3 million and $2.3 million, or $0.03 per share and $0.07 per share, for the second quarter of 2004 and 2003, respectively, and $4.7 million and $3.0 million, or $0.14 per share and $0.09 per share for the first half of 2004 and 2003, respectively. The Company believes that because realized investment gains and losses arise from events that, to a significant extent, are within management's discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company's operating trends. Investment gains and losses may be realized based on management's decision to dispose of an investment or management's judgment that a decline in the market value of an investment is other than temporary. Thus, realized investment gains and losses are not reflective of the Company's ongoing earnings capacity, and trends in the earnings of the Company's underlying insurance operations can be more clearly identified without the effects of these gains and losses. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, investment gains and losses are likely to occur periodically and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company's overall performance and may not be calculated in the same manner as similarly titled captions in other companies' financial statements. As to forward-looking statements contained in this press release regarding operating earnings, net income is unavailable for the referenced future periods, since the amounts of any future realized investment gains and losses are subject to future market and other conditions that cannot presently be predicted. All per share amounts are on a diluted basis.


                                -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                           NON-GAAP FINANCIAL MEASURES
                             RECONCILIATION TO GAAP
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     Three Months Ended         Six Months Ended
                                                     ------------------         ----------------
                                                    06/30/04     06/30/03     06/30/04     06/30/03
                                                    --------     --------     --------     --------
INCOME STATEMENT DATA

OPERATING EARNINGS (NON-GAAP MEASURE) .............  $25,872      $22,441      $53,099      $44,147
  Net realized investment gains, net of taxes .....    1,261        2,251        4,655        3,041
                                                     -------      -------      -------      -------
NET INCOME (GAAP MEASURE) .........................  $27,133      $24,692      $57,754      $47,188
                                                     =======      =======      =======      =======

DILUTED RESULTS PER SHARE OF COMMON STOCK:
  OPERATING EARNINGS (NON-GAAP MEASURE) ...........  $  0.79      $  0.70      $  1.62      $  1.39
    Net realized investment gains, net of taxes ...     0.03         0.07         0.14         0.09
                                                     -------      -------      -------      -------
  NET INCOME (GAAP MEASURE) .......................  $  0.82      $  0.77      $  1.76      $  1.48
                                                     =======      =======      =======      =======

BALANCE SHEET DATA                                                            06/30/04     12/31/03
------------------                                                            --------     --------
Shareholders' equity, excluding accumulated other
  comprehensive income ....................................................   $815,328     $746,012
  Add: Accumulated other comprehensive income .............................     19,697       52,428
                                                                              --------     --------
Shareholders' equity (GAAP measure) .......................................   $835,025     $798,440
                                                                              ========     ========

DILUTED BOOK VALUE PER SHARE OF COMMON STOCK, EXCLUDING
  ACCUMULATED OTHER COMPREHENSIVE INCOME (NON-GAAP MEASURE) ...............   $  25.92     $  24.00
  Add: Accumulated other comprehensive income .............................       0.56         1.49
                                                                              --------     --------
DILUTED BOOK VALUE PER SHARE OF COMMON STOCK (GAAP MEASURE) ...............   $  26.48     $  25.49
                                                                              ========     ========

Please see note 1 of the press release for a discussion regarding the usefulness of the non-GAAP financial measure "operating earnings." The Company believes that the non-GAAP financial measure "diluted book value per share excluding accumulated other comprehensive income" provides useful supplemental information because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP.

The June 30, 2003 per share amounts have been adjusted to reflect the 3-for-2 common stock split effected on December 22, 2003.

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Three Months Ended           Six Months Ended
                                                                 ------------------           ----------------
                                                               06/30/04      06/30/03      06/30/04      06/30/03
                                                               --------      --------      --------      --------
Revenue:
  Premium and fee income ...................................   $207,049      $174,920      $407,759      $346,681
  Net investment income ....................................     48,705        49,354       101,248        95,059
  Net realized investment gains ............................      1,941         3,464         7,162         4,679
                                                               --------      --------      --------      --------
                                                                257,695       227,738       516,169       446,419
                                                               --------      --------      --------      --------
Benefits and expenses:
  Benefits, claims and interest credited to policyholders ..    153,570       130,213       303,672       260,627
  Commissions and expenses .................................     60,853        57,505       120,628       110,537
                                                               --------      --------      --------      --------
                                                                214,423       187,718       424,300       371,164
                                                               --------      --------      --------      --------
    Operating income .......................................     43,272        40,020        91,869        75,255

Interest expense:
  Corporate debt ...........................................      3,475         3,535         6,911         5,804
  Junior subordinated deferrable interest debentures .......      1,106           977         2,211         1,816
Income tax expense .........................................     11,558        10,816        24,993        20,447
                                                               --------      --------      --------      --------
    Net income .............................................   $ 27,133      $ 24,692      $ 57,754      $ 47,188
                                                               ========      ========      ========      ========

Basic results per share of common stock:
     Net income ............................................   $   0.85      $   0.80      $   1.82      $   1.52

  Weighted average shares outstanding ......................     31,931        31,053        31,811        31,145

Diluted results per share of common stock:
    Net income .............................................   $   0.82      $   0.77      $   1.76      $   1.48

  Weighted average shares outstanding ......................     32,930        31,869        32,818        31,845

Dividends paid per share of common stock ...................   $   0.08      $   0.05      $   0.16      $   0.10


The 2003 results per share and shares outstanding have been restated to reflect the 3-for-2 common stock split effected on December 22, 2003.

                          DELPHI FINANCIAL GROUP, INC.
                     SUMMARIZED CONSOLIDATED BALANCE SHEETS
                (UNAUDITED; IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      06/30/04        12/31/03
                                                                     ----------      ----------
Assets:
  Investments:
    Fixed maturity securities, available for sale ................   $2,899,675      $2,862,045
    Short-term investments .......................................      103,713         114,752
    Other investments ............................................      327,169         225,957
                                                                     ----------      ----------
                                                                      3,330,557       3,202,754

  Cash ...........................................................       28,932          18,733
  Cost of business acquired ......................................      216,477         183,665
  Reinsurance receivables ........................................      409,629         409,620
  Goodwill .......................................................       93,929          93,929
  Securities lending collateral ..................................      222,338              --
  Other assets ...................................................      206,969         176,170
  Assets held in separate account ................................       85,500          92,661
                                                                     ----------      ----------
      Total assets ...............................................   $4,594,331      $4,177,532
                                                                     ==========      ==========

Liabilities and Shareholders' Equity:
  Policy liabilities and accruals ................................   $1,563,982      $1,495,617
  Policyholder account balances ..................................      995,421         961,356
  Corporate debt .................................................      165,750         143,750
  Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities
    issued by unconsolidated subsidiaries ........................       59,762              --
  Securities lending payable .....................................      222,338              --
  Other liabilities and policyholder funds .......................      666,553         642,906
  Liabilities related to separate account ........................       85,500          79,413
                                                                     ----------      ----------
      Total liabilities ..........................................    3,759,306       3,323,042

Company-obligated mandatorily redeemable capital securities
  of subsidiaries ................................................           --          56,050

Shareholders' equity .............................................      835,025         798,440
                                                                     ----------      ----------

      Total liabilities and shareholders' equity .................   $4,594,331      $4,177,532
                                                                     ==========      ==========